EXHIBIT 99.1

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.

  Great Pee Dee Bancorp, Inc. Announces Earnings for the Second Quarter ending
                      December 31, 2006 and a Cash Dividend


January 18, 2007

Cheraw, SC - Great Pee Dee Bancorp, Inc. (NASDAQ: PEDE), the parent company of Sentry Bank & Trust, announced unaudited net income for the quarter ended December 31, 2006 of $381,000 compared to $378,000 earned in the same period of 2005. Diluted earnings remained the same at $0.22 per share when compared to the same quarter in 2005.

Net income for six months ended December 31, 2006 was $834,000, an increase 15.2% over the $724,000 earned in the same period of 2005.

Great Pee Dee Bancorp, Inc. reported total assets on December 31, 2006 of $220 million, reflecting a 3.5% increase over total assets of $213 million reported on June 30, 2006. Total net loans and deposits increased by 5.3% and 4.1% over the same period, respectively.

John S. Long, President & CEO of Great Pee Dee Bancorp, Inc., announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $0.16 per share for the quarter ended December 31, 2006. The dividend is payable on February 8, 2007 to stockholders of record January 29, 2007.

Sentry Bank & Trust, the sole subsidiary of Great Pee Dee Bancorp, Inc., is a savings bank with $219 million in assets, operating three offices in Cheraw and Florence. In addition to primary banking operations, other related services are provided by Sentry Investment Services, the insurance and investment division. Shares of common stock of Great Pee Dee Bancorp, Inc. are listed on the NASDAQ and trade under the symbol PEDE. Additional corporate information, product descriptions, and online services can be located on the Bank's website at www.sentrybankandtrust.com.

Note:
In addition to historical information, this release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause Great Pee Dee Bancorp, Inc.'s actual results to differ materially from those contemplated by such forward-looking statements, including, but not limited to increases in anticipated merger integration expenses. Great Pee Dee Bancorp, Inc. undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

                                                                   Great Pee Dee Bancorp, Inc.
                                                                      Summary of Operations
                                                              (000's omitted except per share data)
                                          Three months         Three months          Six months           Six months
                                              ended               ended                ended                ended
                                       December 31, 2006    December 31, 2005    December 31, 2006    December 31, 2005
                                       -----------------    -----------------    -----------------    -----------------
                                           (unaudited)          (unaudited)          (unaudited)          (unaudited)
           Interest Income                    $3,653               $3,193               $7,198               $6,088

           Interest Expense                   2,012                1,533                3,836                2,840

         Net Interest Income                  1,641                1,660                3,362                3,248

      Provision for Loan Losses                 60                   97                  107                  217

 Net interest income after provision          1,581                1,563                3,255                3,031

         Non-interest income                   257                  201                  547                  454

         Non-interest expense                 1,220                1,140                2,451                2,298

          Income before tax                    618                  624                 1,351                1,187

             Income taxes                      237                  246                  517                  463

              Net Income                       381                  378                  834                  724

         Net Income per share
                Basic                          0.22                 0.22                 0.49                 0.42
               Diluted                         0.22                 0.22                 0.49                 0.42

                                                                  Great Pee Dee Bancorp, Inc.
                                                                    End of Period Balances
                                                             (000's omitted except per share data)

                                              December 31,2006          June 30, 2006           December 31,2005
                                              ----------------          -------------           ----------------
                                                (unaudited)               (audited)                (unaudited)
                                                -----------               ---------                -----------

                 Assets                           $220,157                 $212,706                  $215,650

               Loans, Net                         184,581                  175,275                   172,931

         Allowance for Loan Loss                   1,989                    1,901                     1,760

                Deposits                          157,592                  151,339                   150,748

          Shareholders' Equity                     27,137                   26,540                   26,332

          Book Value per share                     15.16                    14.83                     14.61

                Contact:
                --------
       Great Pee Dee Bancorp, Inc.
     John S. Long, President and CEO
              843-537-7656